Exhibit 10.1

Richard D. Rose

[***]

June 24, 2021

Garold R. Spindler

Chief Executive Officer

Coronado Global Resources

[***]

Re:       Employment

Dear Gerry:

As we discussed today, we have mutually agreed that my employment as the Vice President, Chief Legal Officer and Secretary of Coronado Global Resources Inc. and all subsidiaries (collectively the “Company”) should transition to an end, and that my separation from employment with the Company is without ‘Good Reason’, as that term is defined in the Employment Agreement by and between the Company and me dated December 20, 2018 (the “Employment Agreement”). In that regard we have agreed as follows:

•	I will continue in my current role for a reasonable transition period to be determined by you to permit you to hire and onboard my replacement.

•	Once the transition period has ended my employment with the Company in my current position will come to an end. The final date of my employment in my current position shall be referred to as the “Termination Date”.

•	The Company agrees that it will not waive the provisions of Sections 6(c) and 6(d) of the Employment Agreement, and as a result, the provisions of Section 6(g) of the Employment Agreement will apply, meaning that for the 12 months following the Termination Date the Company will pay me a total of one half of my salary.

•	The Company agrees that for 12 months following the Termination Date, it will provide me with a car allowance in 12 monthly installments based on the monthly amount it currently provides.

•	The Company agrees that while it is not legally possible to continue my health insurance following the Termination Date as an active employee, it will pay the premiums necessary to continue my health insurance, pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to (i) the date which is the earlier of 12 months; or (ii) the date on which I become eligible for group health insurance coverage through a new employer; or (iii) or (iii) the date I cease to be eligible for COBRA continuation coverage for any reason. In the event I become covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA I will immediately notify the Company of such event. The intent is that during this period my out-of-pocket cost for health insurance shall be the same as that paid by U.S. based executives for their health insurance.

•	The month following the Termination Date, I will be paid for all accrued but unused vacation days for 2021.

•	I hold Management Incentive Units (“MIUs”) pursuant to the Second Amended and Restated Limited Liability Company Agreement of Coronado Group LLC which became effective October 2018 (the “Operating Agreement”). In consideration for my execution of this letter, and provided that I comply with all terms and conditions set forth in the Employment Agreement, the Coronado Group LLC’s Board of Managers has elected, as permitted by applicable provisions of the Operating Agreement, to allow me to retain 100% of my MIUs, which shall constitute valuable consideration for the me to execute this letter. As a result, I shall continue to hold 28.5 Tier I Units; 17.5 Tier II Units and 17.5 Tier III Units. My rights, restrictions, and remedies regarding my retained MIUs are governed by the terms of the Operating Agreement.

•	In exchange for the above-referenced consideration, I am prepared to sign the form of General Release Agreement (“Release”), a draft of which you have provided to me.

•	The terms of my separation shall be kept confidential by me and the Company except as may be required to comply with rules and regulations of the U.S. Securities Exchange Commission (“SEC”) or the Australian Securities Exchange (“ASX”). The draft forms of each of the announcement to the ASX, and Form 8-K to be filed with the SEC, copies of which you have provided to me, and to be released upon execution of the Release, are acceptable.

Obviously, I have a conflict of interest in this matter and am not acting as legal counsel for the Company in this matter. I urge you to seek independent legal counsel.

It has been a pleasure working with you and I am very proud of the work I have done for the Company.

Please indicate your agreement with the terms of this letter by signing it below and returning a copy to me.

Very truly yours,

/s/ Richard D. Rose
Richard D. Rose

Accepted and Agreed on behalf of the Company:

/s/ Garold R. Spinder
Garold R. Spindler, CEO
June 25, 2021

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